Exhibit 5.1

Bridgewater Place • Post Office Box 352

Grand Rapids, Michigan 49501-0352

Telephone 616 / 336-6000 • Fax 616 / 336-7000 • www.varnumlaw.com

December 30, 2013

Board of Directors

FNBH Bancorp, Inc.

101 East Grand River

Howell, Michigan 48843

Re:         Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to FNBH Bancorp, Inc., a Michigan corporation (the "Company"), in connection with the offering by the Company to its shareholders of non-transferable subscription rights (the "Rights") entitling the holders thereof to purchase shares of common stock of the Company (the "Rights Offering").

On or about the date of this opinion letter, the Company is filing a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to effect the registration under the Securities Act of 1933, as amended (the "Act"), of the Rights and the shares of common stock that may be purchased pursuant to the exercise of those Rights (the "Common Shares"). The Registration Statement includes a prospectus (the "Prospectus") to be furnished to the shareholders of the Company in connection with the Rights Offering. The Rights and the Common Shares are collectively referred to in this opinion letter as the "Securities."

We have reviewed the Registration Statement and the corporate proceedings of the Company with respect to the authorization of the issuance of the Securities.  We have also examined originals or copies of such documents, corporate records, certificates of public officials, and other instruments and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion.  In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

Our opinion is limited to the matters set forth in this opinion letter, and we express no opinion other than as expressly set forth in this opinion letter.  In rendering the opinions set forth below, we do not express any opinion concerning law other than the corporate law of the State of Michigan.

For purposes of this opinion letter, we have assumed that, prior to the issuance of any Securities, the Registration Statement, as finally amended, will have become effective under the Act.

Based upon and subject to the foregoing, it is our opinion that:

(i)           the Rights, when issued in the manner described in the Registration Statement, will be validly issued and will constitute valid and legally binding obligations of the Company, subject to the terms and conditions set forth in the Registration Statement, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium, and similar laws affecting the rights of creditors generally, and by general principles of equity; and

(ii)           the Common Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid, and non-assessable.

Grand Haven • Grand Rapids • Kalamazoo • Lansing • Metro Detroit

Board of Directors of FNBH Bancorp, Inc.

December 30, 2013

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus that is part of the Registration Statement.  In giving such consent, we do not admit we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission pursuant to the Act.

Very truly yours,

/s/ Varnum LLP

Varnum LLP